EXHIBIT 99.1




                                             Contact:  Neil Lefort
                                             Vice President, Investor Relations
                                             (630) 527-4344


                  MOLEX REPORTS 2004 FISCAL FIRST QUARTER RESULTS


Lisle, IL, USA -- October 15, 2003 -- Molex Incorporated (NASDAQ:MOLX and MOLXA), a global electronic components company, today reported results for its first fiscal quarter ended September 30, 2003.



Fiscal 1st Quarter Results
---------------------------
Revenues of $496.8 million increased 6 percent from last year's first quarter of $469.2 million. Revenues in local currencies increased 4 percent, as currency translation increased net revenues by $10.3 million when compared with last year's first quarter. Net income was $32.1 million compared with last year's first quarter of $30.0 million, an increase of 7 percent. While currency translation had a positive effect on revenue, it had a negative impact on net income. Earnings per share were $0.17 compared with $0.15 reported for the first quarter a year ago.

Joe King, Vice-Chairman and Chief Executive Officer, said, "Revenues exceeded our forecast and increased sequentially by 4 percent, a respectable result in
this seasonally challenging quarter.   Compared with last year's fiscal first
quarter, revenues increased 6 percent, and although the revenue was helped by currency translation, we were pleased to see this growth and the improvement in earnings per share. The level of new orders during the quarter, especially in the month of September, was also very encouraging.

"Looking at our regional results compared with last year's fiscal first quarter, in the Far East South region, revenues exceeded forecast and increased 25 percent in dollars, primarily driven by the digital consumer, PC, and mobile telephone markets. In this region, we are the largest supplier and continue to gain market share, based on our many new products and increased penetration of
our global customers who continue to transfer production to the region.   In
the Far East North region (Japan and Korea), revenues increased by 14 percent in both dollars and local currencies, primarily driven by new products for the digital consumer market. In the Americas region, revenues were flat with last year.

"In the European region, revenues in local currency declined 10 percent, reflecting Europe's recession and production transfers by our customers primarily to the Far East South. Revenues in dollars increased 4 percent, due to the gain in the Euro."


Operating Results and Factors Impacting Profit Leverage
--------------------------------------------------------
King continued, "Gross profit margin increased slightly to 34.1 percent versus last year's first quarter, and sequentially from 33.7 percent when compared with the June quarter prior to the restructuring charge. We believe this to be a reasonable result, considering that our manufacturing plants continue to
operate below optimum capacity utilization.   Pretax return on sales was 8.9
percent, an increase of 11.3 percent compared with last year's first quarter. The effective tax rate was 27 percent compared with 24 percent in last year's first quarter. This increase was primarily due to a larger mix of pretax income being earned in higher tax locations. Net return on sales was 6.5 percent compared with 6.4 percent in last year's first quarter. Cash flow remains strong and our ending cash balance stood at $320.6 million."

King continued, "We were pleased with our overall results and believe that global business conditions continue to improve. Although revenue and earnings per share were stronger than expected, several factors limited expansion of net return on sales for the quarter. They are:

   - The absence of profit leverage from the $10.3 million favorable currency translation benefit to revenue. Currency translation actually lowered net income by $0.3 million, due to the translation occurring primarily in the European region where current profitability is below average.

   - Costs for the transition of fiber optic manufacturing announced in the 2003 fiscal fourth quarter earnings release were somewhat higher than anticipated.

   - The substantial increase in demand in both Far East regions exceeded existing capacity in several new product areas. This resulted in higher manufacturing costs which should gradually decrease as planned capacity additions become available."


The Company's order backlog on September 30, 2003 stood at $208.0 million, compared with $196.4 million a year ago and $185.6 million at fiscal year end
2003.    Without the impact of changes to currency rates, the backlog in this current quarter would have been $196.0 million - virtually flat with last year in local currencies. Bookings for the first quarter increased 9.8 percent sequentially from the June quarter, and 10.5 percent when compared with last year's first quarter.


Research and Development Expenditures and Capital Spending
------------------------------------------------------------
Research and development expenditures for the first quarter were $26.9 million, compared with $30.1 million for the same period last year. This reduction was due to the adoption of a more narrow definition of research and development for FY04, resulting in a reclassification of expenditures to other expense categories, as well as lower expenditures due to exiting the active fiber business that the Company announced in the June 30, 2003 earnings release. Capital expenditures were $45.3 million for the quarter versus $38.1 million last year.


Fiscal 2nd Quarter Outlook and Stock Buyback Actions
------------------------------------------------------
King continued, "The overall level of new orders during the September quarter was encouraging, and we believe that a majority of our global markets are now in an initial phase of cautious expansion. Our operations in the Far East continue to drive our results. We believe that inventory in the majority of our worldwide sales channels remains below normal levels, and when combined with expanding demand should lead to continued improvement in our financial results."

Based on these facts, the Company expects that revenues for the second fiscal quarter ending December 31, 2003, will be in a range of $500 - $510 million. This represents an increase of 10 -12 percent over the second quarter last fiscal year. The Company expects that earnings per share will be in a range of $0.18 - $0.19, an increase of 20 - 26 percent over the second quarter last fiscal year.

During the quarter, the Company repurchased 795,000 shares of MOLXA common stock, at a total cost of $20 million. These purchases were done under a $100 million Board authorization for the full fiscal year ending June 30, 2004.


Other items
-------------
Molex is pleased to announce the addition of Diane Bullock, who will assume the position of Chief Financial Officer, effective January 1, 2004. Diane joins Molex, having held various global financial positions in the automotive components industry and in public accounting. Diane will assume the position following a transition period with Bob Mahoney, Molex's current Chief Financial Officer. Bob will then move to Singapore in the position of Regional President of the Far East South.

Statements in this release that are not historical are forward-looking and are subject to various risks and uncertainties that could cause actual results to vary materially from those stated. Certain of these risks and uncertainties are set forth in Molex's 10-K and other documents filed with the Securities and Exchange Commission and include economic conditions in various regions, product and price competition and foreign currency exchange rate changes. Molex does not undertake to revise these forward-looking statements or to provide any updates regarding information contained in this release resulting from new information, future events or otherwise.

The Company's Annual Report, as well as news releases and other supplementary financial data is available by accessing the Company's website at www.molex.com.

The Company's quarterly earnings conference call will be held at 4:00pm CDT on Wednesday, October 15th, and is available live and in replay to all investors through the internet by accessing the company's website.

Molex Incorporated is a 65-year-old manufacturer of electronic, electrical and fiber optic interconnection products and systems; switches; value-added assemblies; and application tooling. Based in Lisle, Illinois, USA, the Company operates 58 manufacturing facilities in 19 countries and employs approximately 17,275 people.





Editor's note: Molex is traded on the NASDAQ National Market System in the United States, on the London Stock Exchange and (MOLX) is included in the S&P 500 Index and the NASDAQ 100.




                              MOLEX INCORPORATED
                QUARTER ENDED SEPTEMBER 30, 2003 and 2002
                        (000) omitted except per share

                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                      Quarter Ended
                                      September 30
                                       Unaudited
                                   ------------------
                                      2003     2002
                                   --------  --------
Net Revenue                        $496,763  $469,246
Gross Profit                        169,381   159,556
Selling and Administrative Expense  125,972   120,468
Interest Expense/(Income), Net       (1,235)   (1,010)
Other Expense / (Income)                666       583
                                   --------  --------
Income Before Income Taxes           43,978    39,515
Taxes and Minority Interest          11,916     9,553
                                   --------  --------
Net Income                         $ 32,062  $ 29,962
                                   --------  --------

As a Percentage of Revenues            6.5%      6.4%


Earnings Per Share                    $0.17     $0.15


Weighted Average Shares
 Outstanding                        192,372   194,439




                              CONDENSED CONSOLIDATED BALANCE SHEET

                                           September 30
                                            Unaudited
                                      ----------  ----------
                                          2003        2002

ASSETS                                ----------  ----------
Cash and Short-Term Investments       $  320,642  $  298,401
Receivables                              441,280     390,325
Inventories                              195,653     175,745
Other Current Assets                      49,921      50,993
                                      ----------  ----------
Total Current Assets                   1,007,496     915,464

Property, Plant & Equipment (net)      1,023,584   1,039,254
Other Assets                             362,921     273,598
                                      ----------  ----------
                                      $2,394,001  $2,228,316
                                      ----------  ----------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities                   $  381,167  $  341,760
Deferred Liabilities                       3,297       6,598
Long-Term Debt                            10,860      13,276
Minority Interest                            825         599
Other Liabilities                         65,331      47,475
Shareholders' Equity                   1,932,521   1,818,608
                                      ----------  ----------
                                      $2,394,001  $2,228,316
                                      ----------  ----------